UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 21, 2016

PAREXEL International Corporation
(Exact name of registrant as specified in charter)

Massachusetts	0-21244	04-2776269
(State or other juris- diction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

195 West Street, Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 487-9900

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations for the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On November 21, 2016, PAREXEL International Corporation (the “Company”) entered into an agreement (the “Agreement”) to purchase shares of its common stock (“Common Stock”) from HSBC Bank USA, National Association (“HSBC”), for an aggregate purchase price of $200 million pursuant to an accelerated share purchase program. The Company is acquiring these shares as part of the stock repurchase plan that was announced on October 26, 2016. Under the stock repurchase plan, the Company’s Board of Directors has authorized the Company to repurchase up to $200 million of the Company’s outstanding shares of Common Stock.
Pursuant to the Agreement, on November 23, 2016, the Company will pay $200 million to HSBC and will receive from HSBC approximately 2.8 million shares of Common Stock, representing 80 percent of the shares to be repurchased by the Company under the Agreement. The shares will be repurchased at a price of $57.51 per share, which was the closing price of the Common Stock on November 21, 2016. These shares will be cancelled and restored to the status of authorized and unissued shares. The final number of shares to be delivered to the Company by HSBC under the Agreement at program maturity, net of the initial delivery, will be adjusted based on an agreed upon discount to the average of the daily volume weighted average price of the Common Stock during the term of the Agreement. If the number of shares to be delivered to the Company at maturity is less than the initial delivery of shares by HSBC, the Company would be required to remit shares or cash, at the Company’s option, to HSBC in an amount equivalent to such shortfall.
The Agreement is subject to terms customary for a transaction of this type, including, but not limited to, (i) the mechanism used to determine the number of shares that will be delivered, (ii) the required timing of delivery of the shares, (iii) the circumstances under which HSBC is permitted to make adjustments to the transaction terms, (iv) the circumstances under which the Company could be required to deliver cash or shares (at the Company’s option) to HSBC upon settlement of the transaction and (vi) various acknowledgements, representations and warranties made by the parties to one another.
The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.Item 9.01. Financial Statements and Exhibits.(d) Exhibits.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Letter Agreement Regarding Accelerated Share Repurchase Program by and between PAREXEL International Corporation and HSBC Bank USA, National Association, dated November 21, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 22, 2016	PAREXEL International Corporation
	By:	/s/ Emma Reeve
Emma Reeve
Corporate Vice President and Interim CFO